UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report: September 9, 2015

(Date of earliest event reported)

ENTEROMEDICS INC.

(Exact name of registrant as specified in its charter)

Commission File Number: 1-33818

Delaware	48-1293684
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

2800 Patton Road, St. Paul, Minnesota 55113

(Address of principal executive offices, including zip code)

(651) 634-3003

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On September 10, 2015, EnteroMedics Inc. (the “Company”) received a written notice (the “Notice”) from the Listing Qualifications department of The Nasdaq Stock Market (“Nasdaq”) notifying the Company that, for the last 30 consecutive business days, the Company has failed to comply with Nasdaq Listing Rule 5550(b)(2), which requires the Company to maintain a minimum “Market Value of Listed Securities” of $35 million for continued listing on the Nasdaq Capital Market. The Notice also stated that the Company did not meet the alternative requirements under Listing Rules 5550(b)(1) or 5550(b)(3).

In accordance with Listing Rule 5810(c)(3)(C), NASDAQ has granted the Company a period of 180 calendar days, or until March 8, 2016, to regain compliance with Listing Rule 5550(b)(2). The Company may regain compliance with the Listing Rule at any time during this compliance period if its Market Value of Listed Securities closes at $35 million or more for a minimum of ten consecutive business days.

In the event the Company does not regain compliance with Listing Rule 5550(b)(2) or the other compliance alternatives under Listing Rule 5550(b) prior to the expiration of the compliance period, it will receive written notification that its securities are subject to delisting, at which time the Company may appeal the delisting determination to a Hearings Panel.

The Company intends to actively monitor its Market Value of Listed Securities between now and March 8, 2016, and will consider available options to resolve the deficiency and regain compliance with Listing Rule 5550(b)(2).

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On September 9, 2015, the Compensation Committee approved certain changes to the corporate performance objectives under the Company’s Management Incentive Plan, as amended (the “Plan”), for fiscal year 2015. A summary of the Plan was previously attached as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on February 12, 2008 and is incorporated herein by reference. A summary of the performance objectives under the Plan for the fiscal year ending December 31, 2015, adopted by the Compensation Committee on March 9, 2015, was previously disclosed on the Company’s Current Report on Form 8-K filed on March 13, 2015 and is incorporated herein by reference.

Due to unanticipated changes in the Company’s business plan during 2015, on September 9, 2015, the Compensation Committee determined that the “Base Plan” corporate performance objectives under the Plan it had adopted on March 9, 2015 were substantially no longer achievable. As a result, the Compensation Committee revised the terms of the Plan for the second half of 2015 by (i) determining that the Base Plan corporate performance objectives adopted by the Compensation Committee on March 9, 2015 (the “Original 2015 Corporate Performance Objectives”) would be used only to assess the Company’s performance under the Plan for the first half of 2015, and (ii) adopting new Base Plan corporate performance objectives as of July 1, 2015 (the “Revised 2015 Corporate Performance Objectives”) to measure performance under the Plan for the period from July 1, 2015 through December 31, 2015. The Compensation Committee did not revise the “Incremental Plan” objectives or the individual objectives it had adopted under the Plan on March 9, 2015, and determined that performance under those objectives for purposes of the Plan would still be determined by the Compensation Committee in 2016 based on performance for the full year of 2015. In addition, the Compensation Committee did not revise any of the maximum bonus percentages adopted by the Compensation Committee on March 9, 2015 with respect to the participants in the Plan.

The Revised 2015 Corporate Performance Objectives established by the Compensation Committee for the second half of 2015 consist of: (i) the achievement of a certain level of unit sales of the Company’s Maestro Rechargeable System in 2015; (ii) the establishment of a certain number of registry centers for the implantation of the Company’s Maestro Rechargeable System; (iii) the achievement of certain milestones in 2015 related to the Company’s reimbursement plan; and (iv) the achievement of certain financial objectives relating to management of expenses and cash. The Incremental Plan corporate performance objective for 2015 is the achievement of a minimum amount of revenue generated from sales of the Maestro Rechargeable System. If the Incremental Plan objective is achieved, the Compensation Committee may, in its discretion, increase the total bonus award up to 150%. The Incremental Plan objective is designed as an extension of certain Base Plan objectives in order to provide additional incentive for achievement. In accordance with the Plan, the Compensation Committee, in its discretion, may determine to award partial or full payment of annual cash incentive compensation in the event that some, but not all, of the Base Plan or Incremental Plan corporate objectives are achieved.

As a result of these changes in the Plan, one half of each participant’s potential bonus attributable to the Base Plan corporate performance objectives will be determined by the Compensation Committee based on an assessment of the Company’s performance from January 1, 2015 through June 30, 2015 under the Original 2015 Corporate Performance Objectives, and the other half will be determined by the Compensation Committee based on an assessment of the Company’s performance from July 1, 2015 through December 31, 2015 under the Revised 2015 Corporate Performance Objectives. Accordingly, in early 2016, the Compensation Committee will assess the Company’s performance for the second half of 2015 under the Revised 2015 Corporate Performance Objectives, and, as a result, the participants in the Plan may be able to receive credit for achieving 50% of the 2015 corporate performance objectives under the Plan based on the Company’s performance from July 1, 2015 through December 31, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTEROMEDICS INC.

By:	/s/ Greg S. Lea
Greg S. Lea
Chief Financial Officer and Chief Operating Officer

Date: September 15, 2015